Exhibit 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

Contact:	Randolph J. Cary, Jr.	Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

MidCarolina Financial Corporation Announces 16%

Increase in Third Quarter Net Income and 28%

Increase in Total Assets

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported record operating results for the three-month and nine-month periods ended September 30, 2005. For the third quarter of 2005, net income was $608,000, a 16% increase compared to net income of $525,000 reported for the third quarter of 2004. Diluted earnings per share was $0.16 for the third quarter, unchanged from the same period in 2004. All per share figures are adjusted for the five for four stock split to be effected as a 25% stock dividend that will be paid on November 15, 2005.

For the nine-month period ended September 30, 2005, MidCarolina reported net income of $1.66 million, an increase of 22% compared to $1.37 million reported for the same nine-month period in 2004. Diluted earnings per share increased to $0.47 for the nine-months of 2005, compared to $0.41 for the same nine-month period in 2004.

MidCarolina reported total assets of $357.5 million at September 30, 2005, an increase of 28% compared to the $279.2 million reported at September 30, 2004. Total loans, net of allowance for loan losses on September 30, 2005 were $268.7 million, an increase of 30%, from levels reported a year earlier. Deposit totals at the end of the quarter were $287.8 million, an increase of 36% when compared to deposit balances as of September 30, 2004.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are very pleased with the results for the third quarter and first nine months of 2005. MidCarolina Bank is well positioned to take advantage of the continued consolidation of banks in our markets. We feel that our pace of growth reflects the marketplaces desire to deal with local decision makers.”

MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation provides a complete line of banking, mortgage and financial brokerage services to individuals and businesses through its four full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management, including that interest rates will continue to rise. Actual results could differ materially from current projections. Please refer to “Item 6. Management Discussion and Analysis of Financial Condition and Plan of Operations—- Forward Looking Statements” in MidCarolina’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended September 30,		% Change
	2005 (Unaudited)	2004 (Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$5,149	$3,173	62.3%
Interest expense	2,267	1,126	101.3%
Net interest income	2,882	2,047	40.8%
Provision for loan losses	425	280	51.8%
Net interest income after provision for loan losses	2,457	1,767	39.1%
Noninterest income	603	1,173	-48.6%
Noninterest expense	2,130	2,149	-0.9%
Income before income tax expense	930	791	17.6%
Provision for income taxes	322	266	21.1%
Net income	608	525	15.8%

PER SHARE DATA
Earnings per share, basic	$0.18	$0.17
Earnings per share, diluted	0.16	0.16

	For theNine Months Ended September 30,		% Change
	2005 (Unaudited)	2004 (Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$13,476	$8,618	56.4%
Interest expense	5,662	3,050	85.6%
Net interest income	7,814	5,568	40.3%
Provision for loan losses	1,063	712	49.3%
Net interest income after provision for loan losses	6,751	4,856	39.0%
Noninterest income	2,156	3,155	-31.7%
Noninterest expense	6,383	5,982	6.7%
Income before income tax expense	2,524	2,029	24.4%
Provision for income taxes	861	661	30.3%
Net income	1,663	1,368	21.6%

PER SHARE DATA
Earnings per share, basic	$0.52	$0.45
Earnings per share, diluted	0.47	0.41

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.70%	0.75%
Return on average equity	12.20%	12.02%
Net yield on earning assets	3.50%	3.20%
Equity to assets ratio, end of period	6.40%	5.73%
Allowance for loan losses as a percentage of total loans, end of period	1.42%	1.44%
Non-performing assets as a percentage of total assets, end of period	0.90%	0.92%
Ratio of net charge-offs to average loans outstanding	0.02%	0.11%

	As of September 30,		% Change
	2005 (Unaudited)	2004 (Unaudited)
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$272,575	$209,435	30.2%
Allowance for loan losses	3,881	3,010	28.9%
Loans, net of allowance for loan losses	268,694	206,425	30.2%
Securities, available for sale	55,768	35,879	55.4%
Securities, held to maturity	250	250	0.0%
Total Assets	357,489	279,173	28.1%

Deposits:
Noninterest-bearing deposits	31,229	26,746	16.8%
Interest-bearing demand and savings	68,038	69,684	-2.4%
CD's and other time deposits	188,537	115,435	63.3%
Borrowed Funds	36,000	41,500	-13.3%
Trust Preferred Securities	8,764	8,500	3.1%
Total interest-bearing liabilities	301,339	235,119	28.2%
Shareholders' Equity	22,864	15,986	43.0%